Exhibit 13.6

Blockstack Token LLC Announces SEC Filing for Regulated Token Offering NEWS PROVIDED BY Blockstack Apr 11, 2019, 08:00 ET NEW YORK, April 11, 2019 /PRNewswire/ --Blockstack Token LLC, a wholly-owned subsidiary of Blockstack PBC, the creators of a decentralized computing network, today announced that it has led an offering statement with the Securities and Exchange Commission (SEC) to conduct a $50 million token offering using the SEC Regulation A+ framework. Upon approval, the offering is expected to be the rst SEC-quali ed token offering of its kind. The net proceeds of the offering will be used to accelerate the development of its decentralized computing stack and app ecosystem. Blockstack's decentralized computing network, created by computer scientists from Princeton University, enables engineers to build secure, privacy-focused applications: users are in control of their data instead of storing it with large tech companies. More than 80 such applications already exist on Blockstack, such as Graphite, a decentralized alternative to Google Docs, Sigle, a decentralized and open-source blogging application, and BitPatron, a subscription content service for creatives. Blockstack's core technology is developed as open-source software with over 7,000 enthusiasts and developers and community events around the world. Blockstack previously raised over $50 million from venture investment rounds and under SEC Regulation D from investors like Union Square Ventures, Y Combinator, Lux Capital, and Naval Ravikant. "Blockstack has been in a con dential submission process with the SEC, making progress as we drive towards an SEC-quali ed token offering. Recently, U.S. markets have been closed to crypto projects given regulatory uncertainty, and we believe in opening the U.S. market to innovation in this area." said Muneeb Ali, co-founder and CEO of Blockstack PBC. "We've been working with securities lawyers to create a legal framework that can enable blockchain protocols to comply with SEC regulations. Our framework is consistent with the latest SEC guidance released last week." "Upon quali cation, we believe that this offering may be the rst time a blockchain project receives approval to access the public U.S. securities markets," Ali continued. "This can potentially set a precedent for others in the industry, not just for public offerings, but also as a path to launch new public blockchains and establish a path to bootstrapping decentralized ecosystems." Once approved by the SEC, Blockstack's Stacks (STX) token will be offered through the stackstoken.com website. Blockstack's lings are available at the SEC's Edgar website. Warning about Phishing Attacks Please be advised that Stacks tokens will be sold only upon quali cation by the SEC, and the tokens do not currently trade on any exchange. Of cial announcement of SEC approval and sale will be through stackstoken.com or other of cial Blockstack communication channels. Potential investors should be cautious of phishing attacks and false information about our offering from unauthorized parties. About Blockstack Blockstack Token LLC is a wholly owned subsidiary of Blockstack PBC, which is building core protocols and developer tools for the Blockstack network of decentralized apps. Blockstack enables fundamental digital rights for all internet users, is committed to open-source, and fosters an open, decentralized internet. As a public bene t corporation, the company upholds speci c commitments to the greater public good in addition to stockholder interests. Founded in 2013 and headquartered in New York City with employees in Toronto, Barcelona and Washington state, Blockstack has raised $50M+ from Union Square Ventures, Y Combinator, Lux Capital, Digital Currency Group, Naval Ravikant and others. Blockstack's research scientists and engineers (comprised of Ph.D.s from Princeton University, Stanford University and others) have created a number of innovative technological solutions, including universal identity owned by users, a highly scalable Stacks blockchain, Gaia private data lockers for users, and a smart contract language that optimizes for security and predictability. For additional information, please visit https://blockstack.org/. Rule 255 Legend This communication may be deemed "testing the waters" material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has quali ed the offering statement that we have led with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents led with the SEC before investing. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement led by the company with the SEC has been quali ed by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of quali cation. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly led offering statement and the preliminary offering circular that is part of that offering statement at stackstoken.com. Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other nancial regulatory authority or licensed to provide any nancial advice or services. Forward Looking Statements: This press release contains forward-looking statements, including statements regarding Blockstack's plans for the Stacks token and blockchain. Forward-looking statements are subject to risks and uncertainties that could cause actual outcomes to differ materially, and past performance should not be considered as an indication of future performance. Potential risks and uncertainties that could change our actual results include, but are not limited to, risks associated with: technical obstacles in further developing the Stacks blockchain and potential failure of its underlying technology and mining mechanisms; potential complications and network downtime associated with upgrades to existing features of our network; uncertainty as to whether the offering statement we have led with the SEC will be quali ed; potential lack of interest on the part of investors in our offering of Stacks tokens . These forward-looking statements speak only as of the date hereof. Blockstack disclaims any obligation to update these forward-looking statements. SOURCE Blockstack